UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

______________________

Date of Report (date of earliest event reported):  January 10, 2006

Home Solutions of America, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	0-22388	99-0273889
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Dragon Street, Suite B
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code:                                        (214) 623-8446

Former name of address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

            On January 10, 2006, Home Solutions of America, Inc., a Delaware corporation ("Home Solutions" or the "Company") entered into an employment agreement with Jeffrey M. Mattich (the "Employment Agreement"), pursuant to which Mr. Mattich will serve as the Company's Senior Vice President and Chief Financial Officer.  The term of the Employment Agreement will be from January 10, 2006 through December 13, 2007, unless it is earlier terminated pursuant to its terms.  Under his Employment Agreement, Mr. Mattich will receive an annualized base salary of $190,000, which may be increased from time to time. Mr. Mattich is also eligible for an annual bonus of up to 40% of his salary if he meets certain criteria, which will be established by the President of Home Solutions at the beginning of each calendar year.  Mr. Mattich will also receive a one-time sign on bonus of $25,000.  Mr. Mattich and his dependents will also be eligible to participate in health insurance and other employee benefits plans that are in effect from time to time for Company employees.

            Pursuant to the terms of the Employment Agreement, upon executing a stock option agreement and upon complying with certain obligations under the Section 16 of the Securities Act of 1934, as amended, Mr. Mattich will receive a grant of stock options exercisable for 250,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), at an exercise price equal to the market price on the date of grant.  The stock options will vest annually over a three year period, in equal increments.

            The employment of Mr. Mattich may be terminated by the Company or Mr. Mattich, with cause or without cause.  If Mr. Mattich's employment is terminated by the Company for cause, or by Mr. Mattich without good reason, in such case, Mr. Mattich will receive his base salary through the date of termination.  If Mr. Mattich's employment is terminated by the Company without cause, or by Mr. Mattich for good reason, then Mr. Mattich will receive his salary and benefits for the lesser of (i) the remainder of the term, or (ii) six months from the date of termination.  If Mr. Mattich's employment terminates due to his death or disability, then Mr. Mattich or his designated beneficiary will receive his salary and benefits for the lesser of (i) the remainder of the term, or (ii) 90 days from the date of his death or disability.

            Pursuant to the Employment Agreement, Mr. Mattich agreed not to disclose the Company's confidential information.  Mr. Mattich also agreed not to compete with the Company, solicit its customers, employees and vendors, or interfere with the Company's relationships, during his employment with the Company and for the one year period following the termination of his employment with the Company.

5.02     Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

             Effective January 10, 2006, the Board of Directors of Home Solutions appointed Rick J. O'Brien to serve as President and Chief Operating Officer, and hired Jeffrey M. Mattich to serve as the  Company's Senior Vice President and Chief Financial Officer, to replace Mr. O'Brien in his former role with the Company. Frank Fradella will continue as Chairman of the Board and Chief Executive Officer of Home Solutions.  In connection with his employment as Senior Vice President and Chief Financial Officer of the Company, Mr. Mattich entered into an Employment Agreement with the Company, the terms of which are described in Item 1.01 of this Current Report on Form 8-K, which is hereby incorporated by reference.  Mr. Mattich joined Home Solutions from Baker Distributing Company, Inc. ("Baker"), a subsidiary of Watsco, Inc. ("Watsco"), where he served as Vice President of its United States Central Division from 2004 to January, 2006.  From 2002 to 2004, Mr. Mattich was President of Weathertrol Supply, Inc., a $44 million subsidiary of Watsco which was acquired by Baker in 2004.  Prior to 2002, Jeff was with Ernst & Young, LLP ("E&Y") in its Mergers and Acquisitions practice.  Prior to E&Y, Mr. Mattich served as Chief Financial Officer and Treasurer of Villeroy & Boch, a distribution arm of a publicly-owned international manufacturer of tile, fine tableware, and bathroom fixtures, and prior to Villeroy & Boch, Mr. Mattich served as Vice President and Chief Financial Officer of Riddell Athletic Footwear.

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Item 7.01    Regulation FD Disclosure.

On January 10, 2006, the Company issued a press release announcing that it had appointed Rick J. O'Brien as its President and Chief Operating Officer, and Jeff M. Mattich as its Chief Financial Officer.  A copy of the January 10th press release, attached hereto as Exhibit 99.1, is being furnished pursuant to Regulation FD and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(D)       Exhibits.

Exhibit 10.1	Employment Agreement between Home Solutions of America, Inc. and Jeffrey M. Mattich, dated January 10, 2006

Exhibit 99.1	Press Release issued by Home Solutions of America, Inc., dated January 10, 2006

Safe Harbor for Forward-Looking Statements

Information set forth or incorporated by reference in this document contains financial estimates and other "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," " expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements.

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        Home Solutions of America, Inc.

Date:  January 10, 2006                                                 By:      /s/ Rick J. O'Brien
Name:  Rick J. O'Brien
Title:  Chief Financial Officer

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Exhibit Index

Exhibit 10.1	Employment Agreement between Home Solutions of America, Inc. and Jeffrey M. Mattich, dated January 10, 2006

Exhibit 99.1	Press Release issued by Home Solutions of America, Inc., dated January 10, 2006

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